Exhibit 10.8

The table below summarizes the annualized salaries of Horace Mann Educators Corporation’s (the “Company”) Chief Executive Officer, the Chief Financial Officer and the other three highest compensated Executive Officers, as defined in the Company’s Proxy Statement for the 2017 Annual Meeting of Shareholders (collectively the “Named Executive Officers”). These salaries may be changed at any time at the discretion of the Compensation Committee and/or Board of Directors of the Company. These are base salaries and do not include short-term and long-term incentive compensation amounts, the Company’s contributions to defined contribution plans and the Company’s contribution to other employee benefit programs on behalf of these individuals.

Named Executive Officer	Annualized Salary
Marita Zuraitis President and Chief Executive Officer	$850,000
Dwayne D. Hallman* Executive Vice President and Chief Financial Officer	$460,000
William J. Caldwell Executive Vice President, Property & Casualty	$375,000
Matthew P. Sharpe Executive Vice President, Life & Retirement	$415,000
Kelly J. Stacy** Senior Vice President, Field Operations and Distribution	$320,000
Bret A. Conklin* Senior Vice President and Controller/Acting CFO	$320,000

*Bret A. Conklin was named Acting CFO on January 30, 2017 after a medical incident and then passing of Dwayne D. Hallman on February 3, 2017. He was named Executive Vice President and CFO effective April 15, 2017. Bret A. Conklin will be a Named Executive Officer in the 2018 Proxy Statement.

**On April 13, 2017, the Company announced that Kelly Stacy, head of field operations, is leaving the Company effective April 21, 2017. Mr. Stacy’s current responsibilities will be absorbed by existing members of the management team.

Last revision date: April 13, 2017